                                  PROSOFT, INC.


August 1, 2000


CyCo.net, Inc.
Mr. Richard Urrea
600 Central Ave SW 3rd Floor
Albuquerque, New Mexico 87102

Mr. Urrea,

This Letter is to serve as clarification of the terms of CyCo.net, Inc purchase of the domain name www.krwtobacco.com and associated client base.

     1. Ryan S. Diederich agrees to indemnify Cyco.net for any and all business liabilities incurred prior to July 31, 2000.

     2. CyCo.net, Inc. agrees to indemnify Ryan S. Diederich for any and all business liabilities incurred on or subsequent to July 31, 2000.

     3. Upon receipt of this letter Ryan S. Diederich will immediately route all www.krwtobacco.com traffic to www.cycocigs.com website.

     4. Cyco.net, Inc. agrees to instruct Corporate Stock Transfer of Colorado to issue stock certificates in the amount of 250,000 shares to Ryan Sean Diederich. If Cyco.net, Inc. has not notified Corporate Stock Transfer of Colorado of the issuance by 5 pm August 2, 2000 then all contacts, clients, and business relationships acquired through www.krwtobacco.com would be returned to Mr. Diederich and CyCo.net, Inc. must cease activities with these clients.

     5. Upon receipt of stock certificates Ryan S. Diederich agrees to transfer ownership to www.krwtobacco.com to Cyco.net, Inc. Additionally, Mr. Diederich agrees to transfer a complete customer list to Cyco.net, Inc.

     6. CyCo.net, Inc. agrees to fax documentation of the restrictions placed on Mr. Diederich's stock with this agreement.

By signing below each party agrees to the terms and conditions of this agreement. Upon receipt of this agreement Mr. Diederich will immediately route traffic to CyCo.net, Inc's website (www.cycocigs.com). Please fax the signed agreement to (618)997-7931. Should you have any questions, please feel free to contact me at (618)997-1802.


/s/ RYAN S. DIEDERICH                          /s/ RICHARD A. URREA
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Ryan S. Diederich                              Richard A. Urrea, President
                                               CyCo.Net, Inc.